                                   EXHIBIT 8

                               EXCHANGE AGREEMENT


         This Exchange Agreement is made and entered into as of the 23rd day of April, 1999, by and between Interactive Network, Inc. ("IN"), a California corporation, First Party, and TCI Programming Holding Company, III ("TCI Programming"), TCI Development, LLC ("TCID") (the successor-in-interest to TCI Development Corporation) (TCI Programming and TCID being hereafter collectively referred to as "TCI") National Broadcasting Company, Inc. ("NBC"), Sprint Corporation ("Sprint"), and Motorola, Inc. ("Motorola") (TCI, NBC, Sprint and Motorola being collectively referred to herein as the "Noteholders"), Second Parties.

                                    RECITALS

         1. IN and the Noteholders have entered into a Mutual Release and Settlement Agreement (the "Settlement Agreement") dated as of July 10, 1998,
Section 5 of which contemplates the execution of this Agreement in order to effectuate the exchange of certain promissory notes of IN held by the Noteholders for shares of IN's common stock.

         2. Pursuant to Section 7 of the Settlement Agreement, IN filed a petition with the United States Bankruptcy Court of the Northern District of California under Chapter 11 of the Bankruptcy Code (Case No. 98-34055-DM-11) on September 14, 1998, and on December 22, 1998, filed its plan of reorganization. On April 12, 1999, the Bankruptcy Court entered its order (the "Bankruptcy Court Confirming Order") confirming IN's plan of reorganization (a copy of which has been delivered to each Noteholder).

         Now, therefore, in consideration of the foregoing premises and the following terms, covenants and conditions, the Parties hereby agree as follows:

1.       EXCHANGE OF SECURITIES

         1.1 Subject to the terms and conditions set forth herein, the Noteholders agree to convey to IN at the Closing (as that term is defined below) for cancellation promissory notes of IN (the "Notes") in the aggregate principal amounts indicated below, duly endorsed to IN, and in exchange IN agrees to deliver to each Noteholder a stock certificate of IN issued in the name of each Noteholder evidencing the number of shares of IN's common stock, no par value, indicated below after the name of each Noteholder (the aggregate number of shares issuable hereunder being referred to herein as the "Shares"):

                                                        NUMBER OF SHARES OF IN COMMON STOCK TO
  NOTEHOLDER               PRINCIPAL AMOUNT OF NOTES          BE RECEIVED BY NOTEHOLDER

TCI Programming                                                2,600,351 (TCI Programming)
 and TCID                       $10,008,216.80                   342,556 (TCID)
NBC                               6,503,287.65                 1,902,279
Sprint                            5,000,000.00                 1,484,520
Motorola                          5,001,220.88                 1,484,883
                                --------------                 ---------
    TOTAL:                      $26,512,723.00                 7,814,589

                                   14 of 25

         1.2 The Noteholders hereby acknowledge that upon transfer of the Notes to IN, and upon receipt of the Shares in exchange therefor, all obligations of IN with respect to the Notes, including principal and interest accrued thereon, will be deemed cancelled and extinguished.

         1.3 The IN Stock Certificates being delivered to the Noteholders in accordance with Section 1.1 will have endorsed on the face thereof a legend conspicuously stating: "The shares evidenced hereby are subject to a voting agreement, dated as of April 23, 1999, and expiring on April 22, 2003, a copy of which is on file at the office of Interactive Network, Inc."

2.       DISBURSEMENT OF ESCROW FUNDS

         TCI will cause Wells Fargo Bank, 525 Market Street, San Francisco, California 94163, contemporaneously with the exchange of securities at the Closing contemplated in section 1 of this Agreement, to wire transfer (a) to IN's Account No. 0029106168 at Wells Fargo Bank's IRA Operations Office, 525 Market Street, 4th Floor (Transit No. 121000248), the sum of $10,000,000, currently held in its Escrow Account No. 6029 108453, plus any accrued interest or appreciation thereon, and (b) to the Account No. 01-13449-3 maintained in the name of Cotchett, Pitre & Simon - Money Market Account, at Peninsula Bank of Commerce, 1001 Broadway, Millbrae, California, the sum of $2,500,000, currently held in Wells Fargo Bank, Escrow Account No. 6029-108461, plus any accrued interest or appreciation thereon. TCI will secure the cooperation of Legal Strategies Group in effecting the aforesaid transfer to Cotchett, Pitre & Simon.

3.       RELEASE OF SECURITY INTERESTS

         At the Closing, TCI will, contemporaneously with the exchange of securities contemplated in Section 1 of this Agreement, deliver to IN any intellectual property of IN and a release of all security liens and/or interests held by any of the TCI Parties (as defined in the Settlement Agreement), NBC, Sprint or Motorola in any IN assets, as contemplated in
Section 4 of the Settlement Agreement. Such release will be in the form attached hereto as Exhibit 1. The Noteholders will execute such further documents and take such further actions as IN may reasonably require to effectuate the release of liens on the assets of IN held by or for the benefit of the Noteholders at the time of Closing.

4.       VOTING AGREEMENT

         At the Closing, the Noteholders and IN will contemporaneously with the exchange of securities contemplated in Section 1 of the Agreement enter into a voting agreement (the "Voting Agreement") with respect to the shares of IN common stock issued to the Noteholders pursuant to this Agreement. Such Voting Agreement will be in the form attached hereto as Exhibit 2.

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


5.       OPINION OF COUNSEL

         At the Closing, IN will deliver to the Noteholders an opinion of Morrison & Foerster LLP, counsel to IN, in the form attached hereto as Exhibit 3.

6.       CLOSING

         The closing will be held at 10:00 a.m. Pacific Time, on April 23, 1999, at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, or at such other time and place as the parties shall mutually agree.

7.       REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS

         Each of the Noteholders represents and warrants to IN, severally and not jointly as to itself only and not to any other Noteholder, that:

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has full corporate power to carry on its business as it is now being conducted.

         (b) It has full right, power and authority to execute, deliver and perform this Agreement and the Voting Agreement.

         (c) This Agreement and the Voting Agreement each constitutes a valid and binding agreement of it enforceable in accordance with its terms.

         (d) It has good and marketable title to all of the Notes to be exchanged by it pursuant to Section 1 of this Agreement free and clear of any lien, claim, charge, restriction, security interest, equity or encumbrance of any kind whatsoever and, except as otherwise provided in the Notes (which restrictions are hereby waived), has the complete and unrestricted right, power and authority to sell, transfer and deliver said Notes.

         (e) To the best of its knowledge, the only place where filings are required to effect the release of liens held by it at the time of Closing on the assets of IN as contemplated in Section 3 of this Agreement are set forth in Exhibit 4 attached hereto.

8.       REPRESENTATIONS AND WARRANTIES OF IN

         IN represents and warrants to the Noteholders that:

         (a) IN is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power to carry on its business as it is now being conducted.

         (b) IN has full right, power and authority to execute, deliver and perform this Agreement and the Voting Agreement.

         (c) This Agreement and the Voting Agreement each constitutes a valid and binding

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


agreement of IN enforceable in accordance with its terms.

         (d) The shares of common stock to be issued to each of the Noteholders pursuant to Section 1 hereof have been duly authorized by the board of directors of IN, will be validly issued, fully paid and non-assessable, and will be free and clear of any lien, claim, charge, restriction, security interest, equity or encumbrance of any kind whatsoever.

         (e) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein require the consent of, approval of, declaration of, filing with or registration with any governmental or non-governmental person, entity or authority, including, without limitation, any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will (i) not conflict with, or result in (or with notice or lapse of time result in) a breach of the terms of or default under or violate (A) any provision of applicable law, or (B) any agreement, commitment, contract, instrument, order, decree, ruling or injunction to which IN is subject or a party or by which IN is bound or to which any shares or properties or assets of IN are subject; (ii) not cause the cancellation, discontinuance or alteration of any contract or agreement held by IN, or to which IN is a party; (iii) not result in a default or breach under the provisions of any note of which IN is the maker or guarantor or under any indenture, agreement or other instrument to which IN is a party or by which IN is bound or to which the properties or assets of IN are subject; (iv) not cause any acceleration of maturity of any loan or material obligations to which IN is a party or by which IN is bound or with respect to which IN is an obligor or guarantor; or (v) not result in the creation or imposition of any material lien, claim, charge, restriction or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any of the material properties, assets, business, agreements or contracts of IN or the stock of IN.

         (g) The issuance of the shares contemplated by this Agreement is exempt under Section 3(a)(9) of the Securities Act of 1933.

         (h) No commission or other remuneration was or will be paid or given, directly or indirectly, by IN to any person or entity for soliciting the exchange of the Notes contemplated by this Agreement.

         (i) There are 30,840,441 shares of common stock of IN issued and outstanding as of the date hereof, immediately prior to consummation of this Agreement. No shares or rights or options to purchase shares of common stock of IN have been issued or granted since July 10, 1998, except for options granted on February 26, 1999, to William H. Green and William L. Groeneveld, as Directors of the Company, to purchase 25,000 shares and 12,500 shares, respectively, of the Company's Common Stock at 42 cents per share under the Company's 1999 Stock Option Plan.

         (j) The number of shares of common stock of IN and/or stock options held or claimed to be held by David Lockton, or for the benefit of David Lockton, as disclosed on the

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


stock records of the Company are set forth in Exhibit 5 attached hereto. IN's current management is not aware of any common stock and/or stock options of IN held by or for the benefit of any members of Mr. Lockton's family or any corporations or other entities directly or indirectly controlled by Mr. Lockton, except as disclosed in Amendment No. 1 to his Schedule 13D filed with the Securities and Exchange Commission on December 7, 1998, and reflected in
Exhibit 5 attached hereto.

9.       TCI AS AGENT

         The Noteholders hereby appoint TCI as their agent-in-fact to take any actions and execute any documents for their benefit to carry out the provisions of this Agreement, including, without limitation, approval of documents as to form, and executing instruments to effectuate the release of liens on IN's assets as contemplated in Section 3 of this Agreement, and (except for NBC, which reserves its right to consider any such waiver) waiver of the requirement that the Bankruptcy Court's Confirming Order be final and non-appealable, provided that TCI shall not take any action that would alter the provisions for exchange of securities set forth in Section 1 of this Agreement or adversely affect the rights of the Noteholders hereunder or under the Voting Agreement. The Noteholders will each arrange to receipt for and take possession of the stock certificates evidencing their shares.

10.      MISCELLANEOUS PROVISIONS

         (a) No Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision shall be deemed to be a waiver of any proceeding or succeeding breach of the same or any other provision. No extension of time of performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         (b) No Assignment. The rights and obligations of this Agreement may not be assigned in whole or in part without the prior written consent of the other party hereto.

         (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         (d) Entire Agreement/Amendments/Titles. This Agreement constitutes the entire agreement between the parties and no waiver, modification or termination of the terms hereof shall be valid unless in writing signed by the parties and only to the extent therein set forth. The capitalized titles to the various paragraphs and subparagraphs hereof are for convenience only and shall not effect the construction or interpretation of the actual provisions.

         (e) Reaffirmation and Survival of Warranties. The representations and warranties set forth herein shall be deemed to have been made again at and as of the Closing, and said representations and warranties shall survive the Closing.

         (f) Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby except (i) any applicable excise, sales, transfer, documentary or other similar taxes, if any, that may be imposed upon or payable or

                                   18 of 25
collectible as a consequence of the transactions provided for herein shall be payable by the Noteholders and (ii) as may be provided otherwise in this Agreement.

         (g) Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given only if for delivery prepaid via a traceable over-business-night delivery service.

         To the Noteholders:

              TCI:

              Tele-Communications, Inc.
              9197 South Peoria Street
              Englewood, Co 80112
              Attn: Gary Howard

                  with copies to:

                  Bertram Perkel, Esq.
                  Baker & Botts
                  599 Lexington Avenue
                  New York, NY 10022-6030

                  and

                  Joshua R. Floum
                  Legal Strategies Group
                  5905 Christie Avenue
                  Emeryville, CA 94608-1925

              National Broadcasting Company, Inc.
              30 Rockefeller Plaza
              New York, NY 10112
              Attn: Thomas S. Rogers, President
                    NBC Cable and Business Development

                  with a copy to:

                  Elizabeth Newell, Esq.
                  Law Department, Suite 1075E
                  National Broadcasting Company
                  30 Rockefeller Plaza
                  New York, NY 10112

              Motorola, Inc., Law Department
              1303 East Algonquin Road
              Schaumburg, IL 60196
              Attn: Linda B. Valentine, Vice President
                    and Assistant General Counsel

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


                  with a copy to:

                  Hans Stucki, Esq.
                  Dickinson-Wright
                  225 W. Washington Street, Suite 400
                  Chicago, IL 60606

              Sprint Corporation
              Department of Law
              2330 Shawnee Mission Parkway
              Westwood, KS 66205
              Attn: Corporate Secretary

or such other addresses as may be subsequently designated by each of the Noteholders.

         To IN:

              Bruce Bauer, Chairman of the Board, President
                  and Chief Executive Officer
              Interactive Network, Inc.
              1161  Old County Road
              Belmont, CA 94002

              with a copy to:

                  Marshall L. Small, Esq.
                  Morrison & Foerster LLP
                  425 Market Street
                  San Francisco, CA 94105

or such other address as may be subsequently designated by IN.

                                   20 of 25

         (h) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the state of California as applied to contracts made and performed in such State.

         In witness whereof, IN and the Noteholders have duly executed this Agreement on the date first set forth above.

Interactive Network, Inc.              TCI Programming Holding Company, III


By: /s/ Bruce W. Bauer                 By: /s/ Gary Howard
    -------------------------------        --------------------------------
           Bruce W. Bauer,                            Gary Howard,
        Chairman of the Board,                        President and
           President and                          Chief Executive Officer
       Chief Executive Officer

                                       TCI Development, LLC

            First Party
                                       By: /s/ Stephen M. Brett
                                           --------------------------------
                                                   Stephen M. Brett,
                                                    Vice President

                                       National Broadcasting Company, Inc.


                                       By: /s/ Thomas S. Rogers
                                           --------------------------------
                                             Thomas S. Rogers, President
                                                    NBC Cable and
                                                 Business Development

                                       Sprint Corporation


                                       By: /s/ Don A. Jensen
                                           --------------------------------

                                       Motorola, Inc.


                                       By: /s/ Linda Valentine
                                           --------------------------------
                                               Linda Valentine, Senior
                                                    Vice President

                                                    Second Parties

                                   21 of 25

                              SCHEDULE OF EXHIBITS


         Exhibit No.                    Description
         -----------                    -----------

             1          Instrument(s) releasing liens on IN assets

             2          Voting Agreement

             3          Opinion of Morrison & Foerster LLP

             4          Places where filings are required to effect release of liens on IN assets

             5          Stockholdings and options of David Lockton

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